CONFIDENTIAL  TREATMENT HAS  BEEN REQUESTED  FOR  PORTIONS OF  THIS
        DOCUMENT.    THE  REDACTED  MATERIAL  HAS  BEEN  INDICATED WITH  AN
        ASTERISK  IN BRACKETS  ("[  *  ]") AND  FILED  SEPARATELY WITH  THE
        COMMISSION.



             PRODUCT SUPPLY AND PASTA PRODUCTION COOPERATION AGREEMENT

             This Agreement is made and entered into this 7th day of May, 1998, between AMERICAN ITALIAN PASTA COMPANY, a Delaware corporation ("Customer") and HARVEST STATES WHEAT MILLING DIVISION, a division of HARVEST STATES COOPERATIVES, a Minnesota corporation, d/b/a AMBER MILLING COMPANY ("Supplier").

                                     RECITALS

             Customer and Supplier desire to enter into this Agreement to provide for the supply of Products by Supplier to Customer all in accordance with the terms hereof.

             NOW, THEREFORE, Customer and Supplier agree as follows:

   ARTICLE 1.  DEFINITIONS.

             The following capitalized terms used herein shall have the meaning given them in this Article:

             1.1 ACQUISITION AGREEMENTS shall mean that certain agreement of even date herewith executed by Supplier as "Seller" and Customer as "Purchaser" regarding the purchase and sale of the Customer Property and the agreements between Customer, Edward D. Van Der Molen, D. Hayden Green, and Elizabeth Green, and Supplier for certain additional property, easements and other matters relating to construction and operation of the Customer Facility. Copies of the Acquisition Agreements are attached hereto as
   Schedule 1.1.

             1.2 AFFILIATE shall mean a person, firm or corporation, which directly or indirectly, along or through one or more intermediaries, controls, or is controlled by, or is under common control with a party to this Agreement.

             1.3 AGREEMENT means this Product Supply and Pasta Production Cooperation Agreement between Supplier and Customer dated as of the date first above written.

             1.4 ANNUAL MINIMUM PRODUCT PURCHASE REQUIREMENT shall have the meaning set forth in Paragraph 3.1 of this Agreement.

             1.5 CPR shall mean the CPR Institute for Dispute Resolution (formerly, the Center for Public Resources).

             1.6 CPR RULES shall mean the Arbitration Rules promulgated by CPR.

             1.7 COMMENCEMENT DATE shall mean the earlier of: (a) date the Customer Facility is completed, commissioned and commercially operable, or
   (b) June 30, 1999, provided however, that the Commencement Date shall be extended due to delays in completion of the Customer Facility for reasons beyond Customer's reasonable control, provided that Customer is diligently proceeding to complete the Customer Facility.

             1.8 COMPETING MILLING BUSINESS INTEREST means a direct or indirect ownership interest of 50% or more of the equity or voting interests, or control over the management, of a flour milling business which competes with Supplier within North America.

             1.9 COMPETING PASTA BUSINESS INTEREST means a direct or indirect ownership interest of 50% or more of the equity or voting interests, or control over the management, of a pasta production business which competes with Customer within North America.

             1.10 CONFIDENTIAL INFORMATION shall have the meaning given it in Paragraph 14.1.

             1.11 CONTRACT YEAR means October 1 of each year through September 30 of the following year with the first contract year commencing October 1, 1999.

             [ * ]

             [ * ]

             1.14 CUSTOMER means American Italian Pasta Company, a Delaware corporation with its principal place of business at 1000 Italian Way, Excelsior Springs, Missouri 64024.

             1.15 CUSTOMER FACILITY means the approximately 150-200 million pound pasta production plant to be constructed by Customer on the Customer Property.

             1.16   CUSTOMER LOSSES  shall have the  meaning given  in Paragraph
   11.1.

             1.17 CUSTOMER PROPERTY means the property or interest therein purchased or otherwise acquired by Customer pursuant to the Acquisition Agreements which property shall be described on Schedule 1.17 to be attached hereto when legal descriptions for such property has been determined.

             1.18 FORMULA PRICE means the price for purchases and sales of semolina and other Products as set forth on Schedule 3.5.

             1.19 INITIAL TERM shall mean the term of this Agreement which shall commence on the Commencement Date and continue for the period from the Commencement Date through September 30, 2009.

             1.20 KENOSHA MILL means the durum and flour mill owned by Supplier and located upon the property legally described as follows:

             PARCEL 3 OF CERTIFIED SURVEY MAP 1767, BEING A PART OF THE NORTHEAST QUARTER, THE NORTHWEST QUARTER, THE SOUTHWEST QUARTER AND THE SOUTHEAST QUARTER OF THE NORTHEAST QUARTER AND THE NORTHWEST QUARTER, THE
             NORTHEAST QUARTER, THE SOUTHWEST QUARTER AND THE SOUTHEAST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 4, TOWN 1 NORTH, RANGE 22 EAST, AS RECORDED IN THE OFFICE OF THE REGISTER OF DEEDS FOR KENOSHA COUNTY, WISCONSIN ON AUGUST 2, 1994 IN VOLUME 1697 OF RECORDS, PAGES 522-537, AS DOCUMENT NO. 969593, LYING AND BEING IN THE CITY OF KENOSHA, COUNTY OF KENOSHA AND STATE OF WISCONSIN.

             1.21 NON-CONFORMING PRODUCT shall have the meaning given it in Paragraph 9.1.

             1.22 PROJECTED MONTHLY MAXIMUM PURCHASE means 120% of one-twelfth (1/12) of the Annual Minimum Product Purchase Requirement.

             1.23 PROJECTED MONTHLY MINIMUM PURCHASE means 80% of one-twelfth (1/12) of the Annual Minimum Product Purchase Requirement.

             1.24 QUANTITY DEFICIENCY shall have the meaning given it in Paragraph 4.1.

             1.25 SPECIFICATIONS shall mean the specifications for Product set forth in Schedule 2.2 of this Agreement.

             1.26 SUPPLIER means Harvest States Milling Division, a division of Harvest States Cooperatives, a Minnesota cooperative corporation having its principal place of business at 1667 North
   Snelling Avenue, St. Paul, Minnesota 55108 and which does business as Amber Milling Company.

             1.27  SUPPLIER GUARANTEED  MAXIMUM ANNUAL VOLUME shall  mean [ *  ]
   cwts of Product annually above the Annual Minimum Product Purchase Requirement, up to a maximum of [ * ] cwts per Contract Year, subject to Paragraph 3.2.

             1.28 SUPPLIER LOSSES shall have the meaning given it in Paragraph 11.2.

             1.29 TRANSFER SYSTEM means the blower equipment located in the Kenosha Mill and the product transfer line from such equipment up to the outside wall of the Customer Facility and which is used to transfer Product from the Kenosha Mill to the Customer Facility.

   ARTICLE 2.  PRODUCTS; SPECIFICATIONS.

             2.1 The products to be sold by Supplier to Customer under this Agreement shall be as follows:

        a)   Semolina
        b)   Durum Granulars
        c)   Fancy Patent Flours
        d)   Durum/Hard wheat Flours (such as 50/50 blends)
        e) Other products pursuant to specifications mutually agreed upon between Supplier and Customer.

            2.2 The specifications for the Products described in a) through d) above are attached hereto as Schedule 2.2.

   ARTICLE 3.   MINIMUM QUANTITY REQUIREMENT, PURCHASE PRICE.

             3.1 Supplier shall be obligated to sell to Customer and Customer shall be obligated to purchase from Supplier, pursuant to the terms and conditions of this Agreement, for each Contract Year, the Annual Minimum Product Purchase Requirement of Product for the Customer Facility. All Product shall be originated at the Kenosha Mill and transported to the Customer Facility via the Transfer System or shipped to other Customer Facilities at Customer's expense including a reasonable loading and rail equipment charge payable to Supplier.

             It is anticipated by the parties that the Annual Minimum Product Purchase Requirement for the first Contract Year will be approximately [ * ] cwts; for the second Contract Year will be approximately [ * ] cwts; and for the third Contract Year will be approximately [ * ] cwts. The actual Annual Minimum Product Purchase Requirement for each Contract Year shall be established by mutual agreement of the parties on or before July 1 immediately preceding such Contract Year. At the time of establishing the Annual Minimum Product Purchase Requirements for the third Contract Year, Customer shall provide Supplier with good faith estimates of the Annual Minimum Product Purchase Requirements for the balance of the Initial Term. The actual Annual Minimum Product Purchase Requirements for the period from March 31, 1999 through September 30, 1999 will be established by mutual agreement on or before July 1, 1998.

             Subject to Paragraph 3.2, Customer agrees, in any case, to purchase at least [ * ]% of its Semolina requirements for the Customer Facility from Supplier's Kenosha Mill.

             Supplier  guarantees to  supply  to  Customer up  to  the  Supplier
   Guaranteed Maximum Annual Volume for each Contact Year. Supplier will use commercially reasonable efforts to supply Customer with Product in excess of the Supplier Guaranteed Maximum Annual Volume if required by Customer.

             3.2 Supplier and Customer acknowledge that Customer desires to increase demand for its products and the capacity of the Customer Facility to an amount in excess of [ * ] pounds of pasta product per Contract Year, and that Supplier intends to supply Product for such increased capacity. Customer acknowledges that Supplier may need substantial lead-time and capital investment to satisfy an increase in demand for Product because of such expansion.

             Customer will provide Supplier at least eighteen (18) months advance written notice of changes in volume requirements for Product exceeding [ * ] cwts. annually. Supplier shall use commercially reasonable efforts to satisfy such increased volume from the Kenosha Mill provided the parties are able to agree upon the price for such increased Product volume. If Supplier is unable to successfully produce the volume of Product (or Products) requested by Customer, Supplier shall promptly notify Customer in writing. Customer shall then have the right to develop an alternative source for such excess volume provided, as a condition to such right Customer will use commercially reasonable efforts to secure such requirements under a term that closely matches Supplier s estimate of when, if at all, Supplier will be able to produce these requirements. In any event, Customer agrees to purchase such requirements from Supplier as soon as commercially reasonable (and consistent with Customer's contractual obligations) after the date Supplier notifies Customer that Supplier has added such capacity.

             If Supplier is unable to satisfy Customer's additional volume requirements for semolina, such additional requirements shall be excluded from consideration in determining whether Customer has met its requirement to purchase [ * ] percent ([ * ]%) of its semolina needs from the Kenosha Mill.

             3.3 It is anticipated that out of the total Annual Minimum Product Purchase Requirement purchased by Customer from Supplier approximately [ * ] percent ([ * ]%) will be semolina. At the time of establishing the Annual Minimum Product Purchase Requirements pursuant to Paragraph 3.1,the parties shall mutually agree upon the percentage of each type of non-semolina Product. In any case, the Annual Minimum Product Purchase Requirement for semolina shall be no less than [ * ] cwts.

             3.4 Customer will use commercially reasonable efforts to purchase one-twelfth (1/12) of the Annual Minimum Product Purchase Requirement each month during the Initial Term of this Agreement. Customer will purchase not less than the Projected Monthly Minimum Purchase nor more than the Projected Monthly Maximum Purchase each month during the Initial Term and any renewal term; PROVIDED THAT, in the event it becomes necessary for Customer to purchase less than its Projected Minimum Monthly Purchase or more than its Projected Maximum Monthly Purchase in any given month due to the unique seasonal purchase requirements of Customer's customers, Supplier agrees to use commercially reasonable efforts to accommodate Customer's actual purchase requirements during any such months. Options which the parties agree to consider during such negotiations will include, without limitation, the partial supply of Customer's purchase requirements from other Supplier's facilities, and the temporary purchase of Product by Customer from third party suppliers, without penalty, to cover Customer's short-term customer demand (provided that such purchases from third parties shall not apply towards or reduce the Annual Minimum Product Purchase Requirement).

             3.5 The Purchase Price per cwt of Product purchased by Customer from Supplier under this Agreement shall be the Formula Price determined in accordance with Schedule 3.5; [ * ]

             [ * ]

             3.6 Supplier guarantees that Customer will receive Product yields equal to or greater than the overall average performance of the Kenosha Mill for identical products and product specifications as the Products. Supplier will provide to Customer, at Customer s request, applicable monthly records to substantiate this guarantee.

             3.7 Customer and Supplier will discuss grain specifications by November 1 of each year for sourcing targets and will adjust the same as needed from time to time based upon grain availability. Supplier will provide to Customer, at Customer's request, official grade certificates on types of grain which would be used for the manufacture of Customer s Products. Supplier and Customer will maintain open discussions on market price and grain quality opportunities, and will implement specific grain coverage as directed by Customer, based upon the availability of offers in the market. Sourcing areas will include but will not be limited to northern and western United States and Canada.

             3.8 To the extent Supplier has records available, Supplier will provide Customer, at Customer's request, copies of all production records at the Kenosha Mill which relate to Product transferred or shipped to Customer.

             3.9 Supplier's obligation to sell and Customer's obligations to purchase the Annual Minimum Product Purchase Requirement to Customer is absolute and subject to no conditions or qualifications, except for Force Majeure as provided in Article 23. If Supplier, for any reason whatsoever, shall lack the capacity or otherwise be unable to deliver the Supplier Guaranteed Maximum Annual Volume Product Purchase Requirement to Customer, Supplier shall be obligated, subject to said Force Majeure provision, to purchase on the open market in the United States for delivery to Customer the Products necessary to satisfy Supplier's obligation to sell to Customer the Supplier Guaranteed Maximum Annual Volume in the quantities requested by Customer subject to Paragraph 3.4 and at the price and otherwise on the terms and conditions provided in this Agreement. If Supplier purchases Product on the open market, Supplier shall be required to notify Customer in advance and the Product purchased must satisfy all specifications set forth in Paragraph 2.2, all quality control requirements set forth in Article 8 and Kosher requirements. If Supplier fails to purchase the Product on the open market as provided herein, Customer shall have the option to purchase Product from other suppliers and Supplier shall reimburse Customer for any incremental costs (compared to what Supplier would have been charged under the terms of this Agreement) incurred by Customer if purchasing Product from other sources, including without limitation added freight costs. Customer agrees to use commercially reasonable efforts to mitigate such costs to be reimbursed by Supplier.

   ARTICLE 4. QUANTITY DEFICIENCIES.

             4.1 If, during any Contract Year, Customer shall, for any reason whatsoever (other than a "Supplier Deficiency", as defined below), fail to purchase from Supplier the Annual Minimum Product Purchase Requirement for such Contract Year, as provided in Article 3, the difference between the Annual Minimum Product Purchase Requirement and the amount of Products actually purchased during such Contract Year shall be deemed the " Quantity Deficiency".

             4.2 In the event of a Quantity Deficiency for any Contract Year ("Deficiency Contract Year") and absent a Supplier Deficiency during the Deficiency Contract Year, anything herein above to the contrary notwithstanding, Customer shall be obligated to pay Supplier on account of such deficiency an amount equal to [ * ] Said amount shall be paid within 45 days following the end of the Contract Year.

             4.3 For purposes of this Article 4, a "Supplier Deficiency" means the inability of Supplier, for any reason whatsoever (including Force Majeure and regardless of whether the cause thereof constitutes a breach by Supplier of its obligations under this Agreement) to ship any Product timely ordered by Customer on or before the transfer date stipulated in Customer's purchase order, in accordance with the provisions of Paragraph 7.1.

   ARTICLE 5. VOLUME FORECASTS.

             During the Initial Term and any renewal term, Customer shall provide Supplier with 30, 60, 90 and 180 day non-binding rolling forecasts of its Product requirements for the applicable period.

   ARTICLE 6. TERM.

             6.1 The term of this Agreement shall commence on the Commencement Date and shall continue for the Initial Term. At least eighteen (18) months prior to the end of the Initial Term Supplier and Customer shall commence negotiations for renewal terms upon the same general terms and conditions as set forth in this Agreement; provided that terms shall be competitive with the market terms at the time of renewal. Agreement on renewal terms, if any, shall be reached by the parties at least twelve (12) months prior to the end of the Initial Term.

   ARTICLE 7. PURCHASE ORDERS; TERMS OF PAYMENT; WORKING CAPITAL.

             7.1 Terms of Payment. Firm pricing commitments for Product shall be made at least thirty (30) days in advance of the first delivery date thereunder. Purchase orders for Products under firm pricing commitments shall be in writing and received by Supplier at least five (5) days in advance of the requested shipment date. All Products ordered by Customer hereunder shall be invoiced by Supplier to Customer as of the date of transfer through the Transfer System or shipment. Terms of payment shall be cash due upon receipt of the Product.

             7.2 Customer shall, at its option, either: (a) deposit with Supplier an amount equal to the cost of [ * ] days supply of wheat needed for production of Products for Customer based upon the forecasts of Products needed by Customer over the next [ * ] day period ("Customer Product Need"), or (b) pay Supplier monthly, in advance, an amount equal to [ * ] basis points over the LIBOR interest rate in effect on the date of payment applied to the cost of [ * ] days supply of wheat to meet Customer Product Need. The cost of wheat shall be based upon the average cost of wheat F.O.B. Minneapolis, Minnesota over the previous [ * ] days to be adjusted quarterly.

   ARTICLE 8. QUALITY; QUALITY CONTROL; QUALITY RESPONSIBILITIES.

             8.1   Quality. All Products  shall be  manufactured, processed  and packaged by Supplier under this Agreement in accordance with the Specifications, which have been prepared by Customer; provided that wheat purchased by Supplier at the direction of Customer shall meet raw material specifications mutually agreed upon by Supplier and Customer. Products shall
   (i) not be short in weight, adulterated, misbranded, mispackaged or mislabeled within the meaning of any applicable federal, state or local food and drug laws and regulations and shall not otherwise violate any applicable federal, state or local law, regulation, rule or ordinance (unless such violation is because of the specifications provided by or other actions of the Customer), and (ii) be merchantable, of good quality and fit for the purpose intended.

             8.2 Quality Control. In connection with the manufacture and refining of Products under this Agreement, Supplier shall comply with the quality standards and procedures set forth in the Specifications. Supplier shall conduct periodic ingredient and process tests as set forth in the Specifications and shall reject any ingredients or process which do not conform to the standards set forth in the Specifications. Supplier will ensure proper sanitation, and will provide for annual AIB inspections, maintaining a consistent minimum score of 800. If the score drops below 800, Supplier will provide more frequent AIB inspections until the score is above
   800. If the score drops below 800, Customer shall have the option to temporarily purchase Product from other suppliers until such time as Supplier is able to demonstrate to Customer that a minimum score of 800 has been restored. Supplier agrees to reimburse Customer for any incremental costs (compared to what Supplier would have charged under the terms of this Agreement) incurred by Customer in purchasing Product from alternative sources during such interim period of time, including without limitation, added freight costs. Customer agrees to use commercially reasonable efforts to mitigate such costs to be reimbursed by Supplier.

             8.3 Regulatory Action. In the event of any regulatory action with respect to Supplier's operations, Supplier will notify Customer immediately [within no later than twenty-four (24) hours] of notice of such action, and will provide Customer with a copy of any written notice and any related documentation received by the Supplier from the regulatory authority.

             8.4   HAACP.  Supplier  agrees to maintain an HAACP  program and to
   provide  copies  of   the  required  HAACP  documentation  to  Customer  upon
   reasonable request.

             8.5 Quality Responsibilities. Supplier's responsibility to Customer for the quality of Products sold by Supplier to Customer under this Agreement shall be limited to its obligations set forth in this Agreement. Anything herein to the contrary notwithstanding, Supplier shall have no responsibility to Customer for the adequacy of the Specifications.

             8.6 Inspections. Customer shall have the right to have representatives of Customer enter the Kenosha Mill for the purpose of observing, on behalf of Customer, all aspects of Supplier's manufacturing techniques, quality control, sanitation procedures and testing procedures. Supplier shall maintain and make available to such representatives all records of chemical, physical and microbiological tests of raw materials and ingredients used in the manufacture of Products. Such representatives shall also be permitted to inspect Products after manufacture and prior to delivery to Customer, provided that such inspections shall not delay or in any manner interfere with Supplier's production or delivery schedules.

             8.7 Traceability and Recall. Supplier agrees to maintain standard traceability and recall procedures, and to promptly provide copies of related documentation to Customer upon request.

             8.8 Certificates of Analysis (COA). Supplier agrees to test Product samples and complete standard COA forms for all Product produced for Customer. Supplier shall retain all required COA documentation, and shall make the documentation available for review by Customer upon reasonable request.

   ARTICLE 9.  NON-CONFORMING PRODUCTS.

             9.1 The term "Non-Conforming Product" shall mean any Product which is not manufactured in accordance with the Specifications or Paragraph 8.1 of this Agreement.

             9.2 Rejection; Replacement. Customer shall have the right to reject any Non-Conforming Products prior to their being delivered to Customer or within seventy-two (72) hours after processing such Product, but in no event after fifteen (15) days after delivery of such Product to Customer. Rejection shall be made by written notice to Supplier, stating in reasonable detail the reasons for such rejection. Non-Conforming Products so rejected after delivery may be returned by Customer to Supplier at the Kenosha Mill and within 10 days after written request by Customer, Supplier shall refund the purchase price of rejected Non-Conforming Products. If Customer elects to return the rejected Non-Conforming Products, Supplier shall reimburse Customer for all reasonable shipping and handling costs incurred thereby.

             9.3 Reworking. Supplier may use or rework for Customer's account any Non-Conforming Products into replacement products provided that such replacement products meet the Specifications, except for any Non-Conforming Products which contain food safety defects (such as micro, chemical or physical defects).

   ARTICLE 10.  MODIFICATIONS TO SPECIFICATIONS.

             10.1 The Specifications for the Products described in Paragraph 1 and attached hereto as Schedule 2.2 have been prepared by Customer and may be changed by Customer, in its discretion, at any time and from time to time, by ten (10) business days prior written notice to Supplier, in which event, the Specifications, so changed, shall thereafter be deemed to be the "Specifications" for all purposes of this Agreement, provided that Customer and Supplier shall first agree upon the Formula Price applicable to such changed Specifications, and provided that the Kenosha Mill is capable of producing Product according to such new specifications.

             10.2 Unless and until Customer and Supplier agree upon the Formula Price applicable to changed Specifications for Products subject to this Agreement, the change in Specifications shall not become effective.

   ARTICLE 11.  INDEMNIFICATION.

             11.1 Indemnification by Supplier. Except as otherwise limited below, Customer and its officers, directors, employees, successors and assigns shall be indemnified and held harmless by Supplier from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorney's fees and expenses) actually suffered or incurred by it or them (hereinafter a "Customer Loss"), actually arising out of or resulting from:

             a) the breach of any representation, warranty, covenant or agreement by Supplier contained herein, including without limitation the occurrence of a Supplier Deficiency;

             b) the consumption or use by any person of any Products sold by Customer which include Products purchased by Customer from Supplier if such Products fail to meet the Specifications or otherwise fail to meet the quality standards set forth in Article 8.

            Notwithstanding the foregoing, Supplier shall have no obligation to indemnify or hold harmless Customer to the extent such Customer Losses shall result from (i) the negligence of Customer, (ii) compliance with the Specifications, or (iii) the acts or omissions of employees or agents of Customer.

             11.2 Indemnification by Customer. Except as otherwise limited below, Supplier and its officers, directors, employees, successors and assigns shall be indemnified and held harmless by Customer from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgment and penalties (including, without limitation, reasonable attorney's fees and expenses) actually suffered or incurred by it or them (hereinafter a "Supplier Loss") actually arising out of or resulting from:

             a) the breach of any representation, warranty, covenant or agreement by Customer contained herein;

             b) the consumption or use by any person of any Products which meet the Specifications, provided that such Supplier Loss shall not have been caused by; a failure to meet the quality standards set forth in Article 8

             c) the negligence of Customer; or

             d) defects in the Specifications.

             11.3  Indemnification Procedures.

             11.3.1 For the purposes of this Paragraph 11.3, the term "Indemnitee" shall refer to the person indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Paragraphs
   11.1 or 11.2 as the case may be, and the term "Indemnitor" shall refer to the person having the obligation to indemnify pursuant to such provisions. "Losses" shall refer to "Customer Losses" or "Supplier Losses", as the case may be.

             11.3.2 An Indemnitee shall give written notice (a "Notice of Claim") to the Indemnitor within ten (10) business days after the Indemnitee has knowledge of any claims (including a Third Party Claim, as hereinafter defined) which could give rise to a right of indemnification under this
   Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent Indemnitor can demonstrate such failure materially prejudiced such Indemnitor's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim, the amount of the Loss, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

             11.3.3 The obligations and liabilities of an Indemnitor under this Paragraph 11.3 with respect to Losses arising from claims of any third party that are subject to the indemnification provisions provided for in this Paragraph 11.3 ("Third Party Claims") shall be governed by and be contingent upon the following additional terms and conditions:

            The Indemnitee at the time it gives a Notice of Claim to the Indemnitor of the Third Party Claim shall advise the Indemnitor that it shall be permitted, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives prompt notice of its intention to do so to the Indemnitee and confirms that the Third Party Claim is one with respect to which the Indemnitor is obligated to indemnify. In the event that Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor and the Indemnitee may participate through its own counsel and, subject to the proviso below, at its own expense in the defense of such Third Party Claim; provided, however, that in the event both the Indemnitee and the Indemnitor are named as parties and the Indemnitee shall in good faith determine that representation by the same counsel is inappropriate, the fees and expenses of the Indemnitee's separate counsel shall be at the expense of the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as shall be reasonably required by the Indemnitee and the Indemnitor may participate by its own counsel and at its own expense in the defense of such Third Party Action. Except for the settlement of a Third Party Claim which involves the payment of money only, no Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. No Third Party Claim may be settled by the Indemnitee without the written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

             Payment of Losses by the Indemnitor to the Indemnitee shall be made within five (5) business days after the Losses become known and final which shall mean, in the case of litigated or arbitrated claims which have been reduced to judgment, when all appeals have been exhausted or the time for appeal has expired, or if the Loss is uncontested, within five (5) business days after notice of the Loss is given to the Indemnitor.

   ARTICLE 12. INSURANCE.

             During the term of this Agreement, Supplier shall maintain comprehensive general liability insurance of at least $10,000,000, with a deductible not to exceed $500,000, endorsed to cover the indemnifications contained in this Agreement. Customer shall maintain comprehensive general liability insurance of at least $10,000,000 with a deductible not to exceed $500,000 endorsed to cover the indemnifications contained in this Agreement. Supplier and Customer shall also carry contingent BI coverage. Upon the execution of this Agreement, Supplier and Customer shall furnish each other with certificates of insurance evidencing such coverages. Such certificates shall contain clauses for notification of both Supplier and Customer thirty days in advance of any cancellation, reduction or change in coverage.

   ARTICLE 13. TRADEMARKS AND TRADE NAMES.

             Neither party shall have any right, title or interest in and to the trademarks or trade names of the other party. Neither party shall use any of such trademarks or trade names except as authorized in advance and in writing by the other party

   ARTICLE 14. CONFIDENTIAL INFORMATION.

             14.1 The term "Confidential Information" as used herein shall  mean
   (i) all  proprietary information and material relating to the Specifications,
   (ii) all information contained in the Volume Forecasts, and (iii) all other sales volume information, Product distribution information, and other information of a scientific, technical, engineering, operational or financial nature disclosed by the disclosing party to the receiving party and designated in writing by either party as "Confidential Information" or if orally communicated, confirmed in writing within thirty (30) days by the disclosing party The receiving party shall hold the Confidential Information in confidence and shall use the same only for the purpose of manufacturing Products under this Agreement, provided that the receiving party may disclose the Confidential Information to such of its employees who shall have a need to know same in order to carry out, on behalf of the receiving party, the disclosing party's obligations under this Agreement; and provided further that the receiving party informs each such employee of the proprietary and confidential nature of the Confidential Information disclosed and of the obligation imposed under this Agreement. Upon the expiration or termination of this Agreement, the receiving party shall promptly return to the disclosing party all such Confidential Information which shall be in written form, together with all copies thereof, and retain none for its files.

             14.2 The restriction in this Article 14, relating to Confidential Information, shall not apply to such Confidential Information that (i) is or becomes available to the public or part of the public domain other than as a result of wrongful disclosure by the receiving party, its employees, agents or representatives, (ii) was known by the receiving party (without a non-disclosure obligation on the part of the receiving party) before disclosure by the disclosing party, its employees, agents or representatives,
   (iii) becomes known to the receiving party from any source (except from parties obligated not to disclose same) other than the disclosing party, its employees, agents or representatives, (iv) is approved for release by written authorization of the disclosing party, or (v) shall be required by law to be disclosed. In the case of clause (v), the receiving party shall promptly notify the disclosing party before such Confidential Information is disclosed so that Customer may seek a protective order or other appropriate remedy or waive compliance with this Paragraph. In the event that such protective order or other remedy is not obtained, the receiving party shall disclose only that portion of the Confidential Information that it is legally required to disclose, as confirmed by a legal opinion of a nationally recognized law firm, and will exercise all reasonable efforts to assist the disclosing party to obtain reliable assurance that confidential treatment will be accorded the Confidential Information, provided, however, that any such assistance rendered by receiving party, its agents and representatives, shall be at the sole cost and expense of the disclosing party.

   ARTICLE 15.  NON-COMPETE.

             15.1 Supplier shall not during the Term of this Agreement or any renewal term agreed upon by the parties: (a) solicit any third party to build, nor will Supplier or any of its Affiliates build on property now or hereafter owned or leased by Supplier or its Affiliates, a pasta production facility within a radius of five (5) miles of the Kenosha Mill, or (b) build or acquire a competing Pasta Business Interest.

             15.2 Customer shall not, during the Term of this Agreement or any renewal term agreed upon by the parties: (a) solicit any third party to build, or will Customer or any of its Affiliates build on any property now or hereafter owned or leased by Customer, a semolina or flour mill within a radius of five (5) miles of the Kenosha Mill, or (b) build or acquire a Competing Milling Interest; provided that, if Customer acquires an existing integrated pasta, milling operation, such an acquisition is specifically excluded from the foregoing non-compete restrictions if 85% of the mill product is used to supply the attached pasta facility.

             15.3 Customer and Supplier believe that the restrictive covenant contained in this Article is reasonable. However, if any court having jurisdiction shall at any time hereafter hold the restrictive covenants to be unenforceable or unreasonable, whether as to scope, territory or period of time specified herein, and if such court shall declare or determine the scope, territory or period of time which it deems to be reasonable, such scope, territory or period of time shall be deemed to be reduced to that declared or determined by said court to be reasonable.

             15.4 Customer and Supplier recognize that in the event of violation of the terms of the above covenants, Customer or Supplier will suffer irreparable damages and that it will be difficult if not impossible to compute actual damages sustained by the Customer or Supplier as the result of such unauthorized competition. Therefore, the parties agree that either party shall be entitled to apply to a court of competent jurisdiction for equitable relief and to enjoin any breach, threatened or actual, of the covenants contained herein.

   ARTICLE 16.  STORAGE.

             Customer agrees that the Customer Facility shall be constructed to provide a minimum of five (5) days storage of Product and shall be increased with increases in capacity of the Customer Facility, based upon the then current rate of production. Supplier agrees to provide Customer with storage for wheat at the Kenosha Mill on a non-identity preserved basis equal to the lesser of: (a) amount of storage necessary for seventeen (17) days production for the Customer Facility, or (b) 250,000 bushels.

   ARTICLE 17.  TRANSFER SYSTEM; RAIL.

             The cost of purchase and construction of the Transfer System up to the outside wall of the Customer Facility shall be shared equally by the parties. Each party shall be responsible for maintenance of the Transfer System within the boundaries of its property line. The scale for weighing Product shall be located in the Customer Facility.

             Customer shall be entitled to connect a rail line to the rail line entering Supplier's warehouse and to use Supplier s rail line so long as such use does not unreasonably interfere with Supplier s operations. Ordinary and usual maintenance of Supplier's rail line shall be shared on an equitable basis by Customer and Supplier based upon the use each party makes of such line. Extraordinary repairs or maintenance shall be borne by the party causing the same to be incurred. Supplier and Customer shall, as soon as practical after completion of Customer's plans for the Customer Facility, enter into an agreement with respect to use of Supplier's rail line upon terms mutually agreeable to Supplier and Customer.

   ARTICLE 18.  TERMINATION.

             18.1 Either party shall have the right to terminate this Agreement "for cause" in the event of any of the following events:

             (a) A material breach of the terms and conditions of the Agreement by the other party which breach is not cured within sixty (60) days after written notice is sent to the breaching party.

             (b)  The   bankruptcy  or  insolvency  of  the  other  party  which
                  proceeding is not terminated within sixty (60) days after written notice is sent to the other party.

             (c) A material misrepresentation of financial or other information by the other party which has a material adverse affect on the terminating party.

             (d) An occurrence involving the criminal activity of any of the officers or directors of the other party, the occurrence of which materially harms the terminating party's business or reputation.

             (e) Persistent disregard of applicable laws, rules or regulations by the other party which materially harms the business or reputation of the terminating party.

             (f) An event of Force Majeure specified in Article 23 occurs will respect to the other party and continues uninterrupted for a continuous period of twelve (12) months.

             (g) A sale, or change of control, involving one party to the Agreement, which has a materially adverse effect on the other party. Customer acknowledges that a merger or consolidation between Harvest States Cooperatives and Cenex, Inc. will not materially adversely effect Customer.

             18.2 In the event that the Customer does not, for any reason, purchase the Customer Property and close on the other transactions provided for in the Acquisition Agreements, and the Acquisition Agreements are terminated, this Agreement shall automatically terminate and neither party shall have any further obligation hereunder, except to the extent that the express provisions hereof provide that the terms of this Agreement shall survive termination of this Agreement.

             18.3 This Agreement may be terminated be either party upon written notice to the other party if Customer has not obtained final board approval for this Agreement on or before July 1, 1998.

   ARTICLE 19.  GENERAL COOPERATION.

             Supplier and Customer agree to meet at least annually to discuss and implement procedures or agreements to the extent commercially and financially reasonable for both parties, with respect to the following:

             19.1 Opportunities for business referrals from Supplier to Customer for the purchase of Customer Products.

             19.2 Short term and long term goals of Customer and Supplier with respect to the Kenosha Mill and Customer Facility and how the goals impact both parties business.

             19.3       Coordinating   durum   grain    procurement   processes,
   transportation and shipment of raw materials and finished products, cost improvement and optimization of resources for both parties.

             19.4 Sharing resources including without limitation, Suppliers grain market analysis.

             During construction of the Customer Facility, the parties shall meet at least quarterly to discuss the status and progress for completion of the Facility, estimated completion dates and Customer s Product Needs prior to the beginning of the first Contract Year.

             Customer and Supplier also agree to coordinate and cooperate with respect to maintenance and fumigation of the Kenosha Mill and Customer Facility so as to protect the health and safety of persons at both facilities and minimize interference with each other's operations.

             In addition to the restrictions contained in Article 15, Supplier agrees, during the term of this Agreement, that Supplier will not enter into an agreement with, solicit, initiate or encourage any other pasta company or other third party ("Customer Competitor") to construct a pasta production facility adjacent to or in the vicinity of another Supplier facility for the purpose of entering into a long-term supply agreement similar to the type and nature provided for in this Agreement ("Similar Relationship") until Supplier has first given Customer the opportunity to enter into the Similar Relationship with Supplier. Customer shall have a period of thirty (30) days from the date Supplier first offers in writing to Customer to enter into the Similar Relationship, to sign a letter of intent with Supplier to enter into such relationship. The parties shall negotiate the terms of the letter of intent in good faith. If the parties are unable to reach agreement on the terms of the letter of intent within such thirty (30) day period, Supplier shall have the right to enter into a Similar Relationship with the Customer Competitor.

   ARTICLE 20.  MATERIAL ADVERSE EFFECT.

             If, at any time during the term of this Agreement, either Customer or Supplier shall claim, in written notice to the other, that economic, business or other conditions have changed since the Commencement Date, with the result that the continuation of this Agreement would have a material adverse effect upon its financial condition, business operations, business prospects or business opportunities ("Material Adverse Effect"), then the parties shall be obligated to negotiate in an attempt to agree upon an amendment to this Agreement which will eliminate or substantially reduce such claimed Material Adverse Effect to the extent commercially reasonable. If, within ninety (90) days after the date of such notice, the issue shall not have been resolved to the satisfaction of both parties, then the party claiming a Material Adverse Effect may apply to CPR for arbitration of the dispute in accordance with the CPR Rules and otherwise in accordance with the arbitration rules and procedures provided for in the case of other disputes under this Agreement. The arbitration proceedings shall commence upon referral of the dispute to arbitration by either party after the expiration of the ninety (90) day period referred to above. In any such case, the sole issue to be determined by the arbitrator shall be whether or not a Material Adverse Effect exists and to determine with reasonable specificity the nature and extent thereof. The arbitrator shall not have the authority to require any amendment to this Agreement. If, the arbitrator shall determine that a Material Adverse Effect exists, then the parties shall again negotiate in an attempt to agree upon an amendment to this Agreement which will eliminate or substantially reduce the Material Adverse Effect to the extent commercially reasonable, as the same shall have been determined by the arbitrator. Neither party shall be under any obligation to agree upon such amendment but only to negotiate in good faith towards a commercially reasonable solution. If the parties cannot agree on an amendment to the terms of this Agreement, the party experiencing the Material Adverse Effect may, at its option, terminate this Agreement.

   ARTICLE 21.  NON-SOLICITATION OF EMPLOYEES.

             During the Initial Term of this Agreement, and any renewal terms agreed upon by the parties, neither party shall directly or indirectly solicit for hire the employees of the other party.

   ARTICLE 22.  RELATIONSHIP OF PARTIES.

             The parties hereto are independent contractors and engage in the operation of their own respective businesses and neither Supplier nor Customer shall be considered the agent of the other for any purpose whatsoever, and neither Supplier nor Customer has any authority to enter into any contracts or assume any obligations for the other or to make any warranties or representations on behalf of the other. Nothing in this Agreement shall be considered to establish a relationship of co-partners or joint venturers between Supplier and Customer.

   ARTICLE 23.  FORCE MAJEURE.

             23.1 If the performance of this Agreement (including without limitation any deliveries hereunder) is interfered with by any circumstance or event of force Majeure, the party affected will be excused from such performance on a day-to-day basis to the extent of such interference (and the other party will likewise be excused from performance on a day-to-day basis to the extent such party's obligations relate to the performance so interfered with), and such event shall not give rise to any claim for damages or other relief; PROVIDED, that the affected party gives (i) prompt notice to the other party, no later than five (5) business days after the commencement of the Force Majeure, stating the specific circumstances constituting the Force Majeure and describing the obligation or performance which is thereby delayed or prevented and (ii) prompt notice to the other party, within five
   (5) business days after cessation of the Force Majeure, of such cessation and of the specific facts and circumstances supporting the Party's claim concerning the occurrence and duration of the Force Majeure event.

             23.2 "Force Majeure" means an act, event or occurrence that materially and adversely affects a party's ability to perform hereunder, and is demonstrably beyond the control of the affected party, such as (i) acts of war, whether declared or not; (ii) insurrection, rebellion, sabotage, acts of terrorists, public or local disorders, riots, or violent demonstrations;
   (iii) explosions, fires, floods, earthquakes, crop failures, or other such natural calamities which it is not reasonably possible for the affected party to overcome; (iv) embargoes, judicial action, lack of or inability to obtain export/import permits or approvals or other governmental action or inaction not occasioned by the fault or negligence of the Party affected thereby; (v) abnormal or unusually severe weather conditions which it is not reasonably possible for the affected party to overcome; or (vi) strikes, boycotts or lockouts or such other labor disputes (but excluding those that are initiated within or limited to the labor force of the affected party).

             23.3 A claim of Force Majeure not adequately supported within thirty (30) days of the date of such claim by specific facts and evidence shall be void and treated, for purposes of this Agreement, as if never made.

             23.4 A party subject to Force Majeure shall exercise all possible diligence in order to, as soon as possible, remove the effects of, or to mitigate said effects if their removal is not immediately possible, such Force Majeure, including the expenditure of a reasonable amount of money. A party shall be excused from performing hereunder only to the extent affected by the Force Majeure and shall be required to perform to the extent not so affected.

             23.5 Unless this Agreement has been terminated as provided herein, each party shall reassume, with full rights, the duty of complying with its obligations hereunder as soon as the Force Majeure ceases, without the right to claim any compensation from the other party for the period of suspension.

   ARTICLE 24.  GOVERNING LAW.

             This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota without regard to its provisions concerning conflicts or choice of law.

   ARTICLE 25.  GENERAL DISPUTE RESOLUTION PROVISIONS.

            25.1 The parties hereto desire to avoid all forms of traditional litigation, subject to the provision for preliminary injunctive relief described in Paragraph 25.5 below. Any dispute, controversy or claim of any nature whatsoever between the parties hereto arising out of or relating to this Agreement or the breach, termination or invalidity of this Agreement or any related agreements, whether in contract, tort or equity, or under any statute or regulation arising out of or relating to such agreements (a "Dispute"), shall be resolved in accordance with this Article 25. All other remedies to which the parties (including their respective Affiliates) may otherwise have been entitled, whether at law or in equity, are hereby waived to the fullest extent allowed by law. The obligations under this Article 25 shall survive termination of this Agreement.

            The preceding provision notwithstanding, if a Dispute arises out of a third-party claim against any party hereto, these procedures shall not be mandatory, and such party shall have the right to engage in such litigation with the third-party claimant and with each other concerning such Dispute. For purposes of this exception pertaining to Disputes arising out of third-party litigation, a third-party means a party (i) which is not an Affiliate of a party hereto, (ii) has no record or beneficial, financial, ownership or other significant interest in or with a party hereto and (iii) in which a party hereto has no record or beneficial, financial, ownership or other significant interest.

             25.2 Informal Dispute Resolution. The parties shall attempt in good faith to promptly resolve any Dispute promptly by confidential negotiations between representatives of the parties with authority to settle the matter. All such negotiations shall be treated as compromise and settlement negotiations for purposes of the relevant rules of evidence. Any party making claim shall give the other party written notice that the party is invoking the dispute resolution procedures of this Article 25 with respect to a specific Dispute. Within ten (10) days after delivery of the written notice, the receiving party shall submit to the other a written response. The notice and the response shall include (a) a statement of each party's position and a summary of arguments supporting that position, and (b) the name of the person (s) who will represent that party and the name of any other person (and an indication, if applicable, that such other person is an attorney) who will accompany the representatives (s) to the meeting. Within thirty (30) days after delivery of the written notice, the representatives of both parties shall meet at a mutually acceptable time and place (or failing such agreement at Supplier's headquarters), or confer by telephone and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.

             25.3 Mediation. If the Dispute has not been resolved by negotiation within forty-five (45) days of the initial written notice (or such longer time as the parties may agree), either party may notify the other that it intends to submit such Dispute to non-binding mediation under the then current model procedure for mediation of business disputes promulgated by CPR. In such event the parties shall mediate the Dispute. The parties shall promptly attempt to agree upon a reputable and experienced mediator. Failing agreement within five (5) days after the notice of intent to mediate has been given by a party hereto (or such longer time as the parties may agree), the mediator will be selected in accordance with the previously mentioned CPR procedure. Any such mediation process shall be concluded in Milwaukee, Wisconsin and must be completed within seventy-five (75) days of delivery of the initial written notice unless otherwise agreed by the parties.

             25.4  Formal Dispute Resolution.

             25.4.1 Any Dispute which remains unresolved seventy-five (75) days after delivery of the initial written notice shall be promptly resolved by final and binding arbitration. Such arbitration shall be conducted pursuant to the CPR Rules except to the extent herein otherwise provided. The place of arbitration shall be Milwaukee, Wisconsin unless both parties agree to a different locale. There shall be a single neutral and impartial arbitrator appointed by CPR experienced in the subject matter of the Dispute and who has not had a material personal or financial relationship with either participant to the Dispute or any Affiliate of either participant, to be selected in accordance with the CPR Rules. The arbitrator shall follow the laws of the State of Minnesota (without regard to conflict of law provisions) in resolving any Dispute, provided that any question concerning arbitrability shall be governed exclusively by the United States Arbitration Act as then in force. Each party hereby waives any right to and the arbitrator shall not have the power to award punitive, exemplary, double or treble damages.

             The award of the arbitrator shall be final and binding, and judgment on it may be entered in any court having jurisdiction. The parties agree that any decision or award resulting from proceedings in accordance with this dispute resolution provision shall have not preclusive or other effect in any other matter between the parties or involving a third-party.

             25.4.2 The arbitrator may consolidate an arbitration under this Agreement with any other arbitration between the parties to this Agreement if the subject of the Dispute arises out of or relates essentially to the same facts or transaction(s). No other person may be included in the arbitration of a Dispute, whether by consolidation, joinder or in any other manner, except by written consent of both parties to the Dispute.

             25.4.3 Each party shall bear its own costs and attorneys' fees, and the parties shall equally bear the fees, costs and expenses of the arbitrator and the arbitration proceedings; provided, however, that the arbitrator may exercise discretion to award costs and/or attorneys' fees to the prevailing party.

             25.5 Injunctive Relief. The parties agree that notwithstanding anything to the contrary contained herein, any party may seek a temporary restraining order, a preliminary injunction or other form of appropriate equitable relief from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss or damage. The arbitrator once appointed shall have the power to modify or vacate such temporary restraining order or preliminary injunction or to issue a restraining order or injunction.

             25.6 Confidentiality. The dispute resolution proceedings contemplated by this Article 25 shall be as confidential and private as permitted by law. To that end, the parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this
   Article 25, and materials submitted in connection with such proceedings shall be treated as Confidential Information, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by law or prevent use of such information in a proceeding involving a third party, provided, that Customer and Supplier shall use reasonable efforts to obtain a protective order to protect the confidentiality of such information. Any decision or award resulting from proceedings in accordance with this Article 25 shall have no preclusive effect in any matter involving third parties.

             25.7 Limitations Period. The statutes of limitation of the State of Minnesota shall be applicable to the arbitration of any Dispute hereunder just as if such arbitration were a lawsuit between the parties, except that all applicable statutes of limitation and defenses based upon the passage of time shall be tolled during the pendency of any informal dispute resolution or mediation under Paragraphs 25.2 and 25.3 hereof. The parties shall take such action, if any, as may be required to effectuate the tolling provided for in this Paragraph 25.7.

             25.8 Continued Performance. Each party is required to continue to perform its obligations under the Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

   ARTICLE 26.  SEVERABILITY.

             If any portion of this Agreement shall be in violation of any applicable law, such paragraph or portion shall be inoperative, but the remainder of this Agreement shall remain valid and shall continue to bind the parties.

   ARTICLE 27.  ASSIGNMENTS.

             This Agreement shall be binding and inure to the benefit of each of the parties, their successors and assigns, provided that this Agreement may not be transferred or assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

   ARTICLE 28. NOTICES.

             All notices permitted or required to be given by Customer and Supplier hereunder shall be delivered via fax or mailed certified mail, return receipt requested as follows:

             To Supplier:   Harvest States Cooperatives
                            Wheat Milling Division
                            1667 North Snelling Avenue
                            P.O. Box 64594
                            St. Paul, Minnesota 55164

                            Attn:  President

             Copy To:       Harvest States Cooperatives
                            Attn:  Legal Department
                            1667 North Snelling Avenue
                            P.O. Box 64594
                            St. Paul, Minnesota 55164

             To Customer:   American Italian Pasta Company
                            100 Italian Way
                            Excelsior Springs, Missouri 64024

                            Attn:  President and Chief Executive Officer

             Copy To:       Sonnenschein, Nath & Rosenthal
                            4520 Main Street
                            Suite 1100
                            Kansas City, Missouri 64111
                            Attn:  James A. Heeter, Esq.

   ARTICLE 29.  ENTIRE AGREEMENT.

             This Agreement, together with the Schedules attached hereto, and the Acquisition Agreements contain all of the terms, warranties, representations, agreements, covenants, conditions, and provisions agreed upon by the parties with respect to the matters described herein. This agreement shall not be altered or changed unless the change shall be in writing and signed by authorized officials of both parties.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      HARVEST STATES COOPERATIVES

                                      By:/s/ Gary A. Pistoria
                                      Its: Group Vice President


                                      AMERICAN ITALIAN PASTA COMPANY

                                      By:/s/ Timothy S. Webster
                                      Its: President and Chief Executive
                                           Officer

                                   SCHEDULE 2.2

                                  SPECIFICATIONS


                                       [ * ]

                                   Schedule 3.5
                             Product Costing Formulas


                                       [ * ]